Exhibit 10.1
27TH JUDICIAL DISTRICT COURT FOR THE PARISH OF ST. LANDRY
STATE OF LOUISIANA

NO: 09-C-5244	DIVISION: “C”
GEORGE RAYMOND WILLIAMS M.D,, ORTHOPAEDIC SURGERY, A PROFESSIONAL MEDICAL, L.L.C.
Versus
S.I.F. CONSULTANTS OF LOUISIANA, ET AL.

FILED:

DEPUTY CLERK
SETTLEMENT AGREEMENT
TABLE OF CONTENTS

No.	Section	Page
1	Definitions of Terms of General Application	1
2	Nature and Status of the Class Action and Related Proceedings	8
3	Basis for the Proposed Settlement	8
4	General Provisions and Purposes of this Settlement	9
5	Stay Order/Stand Down	12
6	Opt-Out Parties	13
7	Preliminary Approval of the Settlement Agreement and Certification of the Class for Settlement Purposes Only	15
8	Final Approval and Effect of the Agreement	15
9	Signed Releases/Assignment	18
10	Contributions to and Disbursements from the Class Settlement Fund	19
11	Insurance Assignment	20
12	Termination of Agreement	21
13	Additional Obligations of the PSC and CorVel	24
14	Miscellaneous Provisions	25
	List of Exhibits	31

- i -

27TH JUDICIAL DISTRICT COURT FOR THE PARISH OF ST. LANDRY
STATE OF LOUISIANA

NO: 09-C-5244	DIVISION: “C”
GEORGE RAYMOND WILLIAMS M.D,, ORTHOPAEDIC SURGERY, A PROFESSIONAL MEDICAL, L.L.C.
Versus
S.I.F. CONSULTANTS OF LOUISIANA, ET AL.

FILED:

DEPUTY CLERK
SETTLEMENT AGREEMENT
     This Settlement Agreement is made and entered into, on the dates indicated below, by and between the Plaintiff Steering Committee, individually and on behalf of the Class and the Plaintiffs, George Raymond, Williams, M.D., Orthopaedic Surgery, A Professional Medical, L.L.C. and Southwest Louisiana Medical Center dbs Lake Charles Memorial Hospital and Defendant CorVel Corporation, (“CorVel”). This Settlement Agreement sets forth the terms, conditions, and provisions of a settlement of all Liability; it shall be Exhibit A attached to and made part of the Joint Motion for Preliminary Approval of Proposed Settlement to be filed in the Class Action; and it is subject to the recitals, definitions, terms, and conditions set forth herein.
RECITALS
     WHERAS, on March 24, 2011, plaintiff, George Raymond Williams, M.D., Orthopaedic Surgery, A Professional Medical, L.L.C. filed a First Amended and Re-Stated Petition for Damages and Class Certification naming CorVel Corporation as a defendant and alleging that medical providers’ bills in workers’ compensation matters were discounted through PPO Agreements with CorVel or accessed by CorVel without the benefit of prior notice as required by La.R.S. 40:2203.1(B).
     WHERAS, Plaintiffs allege that they are entitled to damages from CorVel Corporation under La.R.S. 40:2203.1(G) in an amount equal to double the fair market value of the medical services provided, but in no event less than fifty dollars per day of non-compliance or two thousand dollars, whichever is greater, together with attorney’s fees.

     WHEREAS, Louisiana medical providers have filed over one hundred (100) actions in the Louisiana Office of Workers’ Compensation against CorVel’s payor clients alleging that CorVel’s payor clients violated La. R.S. 23:1201(F) by underpaying medical bills.
     WHERAS, it is conceivable that CorVel’s payor clients may make demand for contribution or indemnification upon CorVel if they are cast in judgment by the Louisiana Office of Workers’ Compensation.
     WHERAS, CorVel denies the material allegations raised in this class action petition.
     WHERAS, CorVel denies the material allegations raised by the OWC plaintiffs against CorVel’s payor clients.
     WHERAS, CorVel denies that it that it would owe any contribution or indemnification to CorVel’s payor clients if they are cast in judgment by the Louisiana Office of Workers’ Compensation.
1. DEFINITIONS OF TERMS OF GENERAL APPLICATION
     Unless otherwise expressly stated herein, the following terms, as capitalized and used in this Settlement Agreement, shall have the following meanings and definitions:
     1.1 The term “Affiliates” when used in connection with CorVel shall mean CorVel Corporation and/or CorVel Healthcare Corporation, together with each of their respective predecessors, successors, assignors, assignees, subsidiaries, parents, affiliated entities, acquired entities, officers, directors, employees, agents, legal representatives, partnerships, joint ventures, attorneys, owners, and/or shareholders. Notwithstanding the foregoing, any and all Insurers are excluded from the definition of the term “Affiliate” to the extent of their obligations of defense or indemnity under policies of liability insurance as they pertain to the claims asserted in the matter bearing number 09-C-5244 on the docket of the 27th Judicial District Court, State of Louisiana and the Related Proceedings only.
     1.2 The term “Affiliates” when used in connection with the terms “Class Member” or “Class Members” shall mean and include their respective predecessors, successors, assignors, assignees, subsidiaries, parents, affiliated entities, acquired entities, officers, insurer, directors, employees, agents, legal representatives, partnerships, joint ventures, attorneys, owners, and/or shareholders.
     1.3 The term “Agreement” shall mean and include this Settlement Agreement, all exhibits and attachments to this Settlement Agreement, and all judgments or orders of the Court approving or incorporating this Settlement Agreement.

     1.4 The term “Class Action” shall mean and refer to Suit No. 09-C-5244, Div. “C,” on the docket of the 27th Judicial District Court in and for the Parish of St. Landry, Louisiana.
     1.5 The term “Class” shall mean the persons and/or entities included in the Class Definition.
     1.6 The term “Class Definition” or “Class as Defined” shall mean and refer to the following:
“All medical providers, institutions, and facilities that have provided services to workers’ compensation patients pursuant to the Louisiana Workers’ Compensation Act, LSA-R.S. 23:1021 et seq., and whose bills have been discounted, adjusted, paid on a reduced basis, or otherwise paid at less than the billed amount pursuant to a Preferred Provider Agreement contracted with CorVel or owned or operated by CorVel. “
     In the event the Court should alter or modify the above class definition, and such amended class definition is accepted in writing by the PSC and CorVel, such amended class definition shall be considered the “Class Definition” or “Class as Defined” under this Settlement Agreement, and all references to “Class Definition” or “Class as Defined” in this Settlement Agreement shall mean and refer to such accepted amended class definition.
     1.7 The terms “Class Members” or “Class Member” shall mean and refer to those persons and/or entities who or which are included within the Class Definition and do not timely opt out. The terms “Class Members” or “Class Member” shall not include the Opt-Out Parties.
     1.8 The term “Class Representatives” shall mean and refer to George Raymond Williams, M.D., Orthopaedic Surgery, A Professional Medical, L.L.C. and Southwest Louisiana Hospital Association d/b/a Lake Charles Memorial Hospital.
     1.9 The term “Class Settlement Fund” shall mean and refer to the total amount of settlement funds deposited in the Escrow Account pursuant to Section 10.1, together with all interest earned or accrued thereon, and less (a) the charges, expenses, etc., specified in the Escrow Agreement, and (b) the reserves, if any, established in furtherance of this Settlement Agreement.
     1.10 The term “Class Settlement Notice” shall mean and refer to the legal notice of the terms of the settlement embodied in this Settlement Agreement which is to be provided in accordance with the order of the Court, articles 591, et seq. of the Louisiana Code of Civil Procedure, and the terms of this Settlement Agreement.
     1.11 The term “Court” shall mean and refer to the 27th Judicial District Court in and for the Parish of St. Landry, Louisiana, and the Honorable Alonzo Harris, or his successor.

     1.12 The terms “Court Appointed Disbursing Agent” or “CADA” shall mean and refer to the accounting firm to be appointed by the Court, after consideration of the recommendations of the PSC and CorVel. The accounting firm of Bourgeois Bennett, LLC, CPAs, shall be proposed for use as the CADA.
     1.13 The term “Effective Date” shall mean and refer to the first business day following the date that the Final Order and Judgment becomes Final and non-appealable, or such other date as may be agreed to in writing by the PSC and CorVel.
     1.14 The term “Episode” shall mean and refer to and include each and every event, circumstance, and/or situation upon which allegations have been made or could have been made relating in any way to repricing, payment for, or reimbursement of a Provider’s bill for medical services or supplies furnished to a workers’ compensation patient from January 1, 2000 through the Effective Date of the Settlement, and including but not limited to, claims that discounts under provider contracts or the manner or absence of notice of discounts violated Louisiana workers’ compensation laws or regulations or any provisions of the Louisiana Any Willing Provider Act, including La. R.S. 40:2203.1, and/or the Louisiana Workers’ Compensation Law, La. R.S. 23:1021, et seq., and/or that these discounts were not applied appropriately, that notice or payment was insufficient, inadequate, improper, or untimely, or that reimbursement amounts for Provider charges were computed incorrectly, provided that the bill was discounted pursuant to a PPO contract owned or operated by CorVel or contracted with CorVel or any of its Affiliates, including but not limited to CorVel’s CorCare network and MedComp USA PPO network.
     1.15 The term “Escrow Account” shall mean and refer to the interest-bearing escrow account to be established and administered in accordance with the Settlement Agreement and the Escrow Agreement. All interest accrued in the Escrow Account, from the date of deposit of settlement funds, shall be distributed pursuant to the terms of the Escrow Agreement.
     1.16 The term “Escrow Agent” shall mean and refer to the escrow agent under the Escrow Agreement to be appointed by the Court, after consideration of the recommendations of the PSC and CorVel. First NBC Bank, New Orleans, Louisiana, shall be proposed for use as the Escrow Agent.
     1.17 The term “Escrow Agreement” shall mean and refer to an agreement substantially in the form attached hereto as Exhibit 1.
     1.18 The term “Final” shall mean that: (a) the Court shall approve the Settlement Agreement in all respects and enter a Final Order and Judgment, and (b) either no timely appeals,

writs, petitions, lawsuits, or requests for court review or extraordinary relief have been taken within seventy (70) days from or with respect to such Final Order and Judgment, or if any such appeal, writ, petition, lawsuit, or request for court review or extraordinary relief has been taken from or with respect to the Final Order and Judgment, and that Final Order and Judgment has been affirmed without revision and there is no further right to appeal, petition, bring a writ or lawsuit or request court review or extraordinary relief from or with respect to such judgment, order, ruling, or decision, unless otherwise agreed to in writing by both Thomas A. Filo, on behalf of the PSC, and John V. Quaglino, on behalf of CorVel (such agreement not to be unreasonably withheld).
     1.19 The term “Final Order and Judgment” shall mean and refer to the order and judgment to be entered by the Court pursuant to Section 8.2 below.
     1.20 The term “CorVel” shall mean CorVel Corporation and its affiliates.
     1.21 The term “Insurer” shall mean and refer to those persons or entities who/which may owe CorVel obligations of defense or indemnity under policies of liability insurance for the claims asserted in the matter bearing number 09-C-5244 on the docket of the 27th Judicial District Court, State of Louisiana and the Related Proceedings.
     1.22 The term “Liability” shall mean and refer to all claims against and/or potential liabilities of the Released Parties of whatever nature arising out of, related to, or connected in any way with any and all Episodes, regardless of whether the claims, liabilities, and/or resulting damages are not yet known or manifested or whether such claims, liabilities, and/or resulting damages are known or unknown, asserted or unasserted, including but not limited to the Released Party’s liability for contribution, indemnification, contractual liability, statutory violation and/or tort, to any other person or entity.
     1.23 The term “Notice Plan” shall mean and refer to the plan for disseminating the Class Settlement Notice.
     1.24 The terms “Opt-Out Parties” or “Opt-Out Party” shall mean and refer to those persons and/or entities who or which are included within the Class Definition but timely opt out of the Class pursuant to the procedures specified by the Court. Unless otherwise ordered by the Court, to opt out of the Class, a putative Class Member must take timely affirmative written action pursuant to Section 6.1 and the procedure to be approved by the Court, even if the putative Class Member desiring to opt out of the Class (a) files or has filed a separate action against any of the Released Parties, or (b) is, or becomes, a putative class member in any other class action filed against any of the Released Parties.
     1.25 The term “Opt-Out Reserve” shall mean and refer to the reserve that may be set aside within the Escrow Account pursuant to Sections 6.3 — 6.5.
     1.26 The term “Order of Preliminary Approval” shall mean and refer to the order to be entered by the Court pursuant to Section 7.1.
     1.27 The terms “Parties” or “Party” as referring to this Settlement Agreement shall mean and refer to CorVel, the Class, the PSC, and the Plaintiffs.
     1.28 The terms “Plaintiffs” or “Plaintiff” shall mean and refer to the named plaintiffs and Class Representatives in the Class Action.
     1.29 The terms “Plaintiffs’ Steering Committee” or “PSC” shall mean and refer to the following attorneys appointed by the Court:
Thomas A. Filo, Chairman and Liaison Counsel
Stephen B. Murray
Arthur M. Murray
Stephen B. Murray, Jr.
John S. Bradford
William B. Monk
Michael K. Cox
Patrick Morrow
     1.30 The terms “Preferred Provider Organization” and “PPO” shall mean and refer to preferred provider organization as defined in La. R.S. 40:2202(5).
     1.31 The term “Provider” shall mean and refer to any provider as defined in La. R.S. 40:2202(6) and/or La. R.S. 23:1021(6).
     1.32 The term “Related Proceedings” shall mean and refer to all proceedings brought by any Class Member or any of its Affiliates against any of the Released Parties, other than the Class Action, whether in the Office of Workers’ Compensation courts, state court, federal court, or any arbitral forum in which any claims and/or defenses related to any Episode have been asserted that have led to, or could lead to, Liability on the part of the Released Parties.
     1.33 The terms “Released Parties” or “Released Party” shall mean and refer to CorVel and all Affiliates thereof and all of their respective payors, clients, contractors, or any entity or person, who paid or repriced/adjusted an invoice for medical services provided to injured workers that was discounted or reduced under a PPO network owned or operated by CorVel or its Affiliates or a PPO network contracted with CorVel or its Affiliates. Notwithstanding the foregoing, any and all Insurers are excluded from the definition of the term “Released Party” to the extent of their obligations of defense or indemnity under policies of liability insurance as they pertain to the claims asserted in the matter bearing number 09-C-5244 on the docket of the 27th Judicial District Court, State of Louisiana and the Related Proceedings only.
     1.34 The term “Settlement Agreement” shall mean and refer to this agreement, together with all of its exhibits and attachments, and any properly perfected amendments.
     1.35 The term “Special Master” shall mean and refer to that person appointed, or to be appointed, by the Court, with the consent of counsel for the Parties, pursuant to La. R.S. 13:4165, to assist the Court, in cooperation and coordination with the PSC, with the management of the Class Action. Patrick A. Juneau shall be proposed as the Special Master.
     1.36 The term “Stay Order” shall mean and refer to the order to be entered pursuant to Section 5.2 below.
2. NATURE AND STATUS OF THE CLASS ACTION AND RELATED PROCEEDINGS
     2.1 Stated generally, the Class Action and Related Proceedings involve, among other claims, claims for injuries and/or damages allegedly related to Episodes.
     2.2 Stated generally, the Plaintiffs and the Class allege (and CorVel denies) that such damages are the responsibility of CorVel.
     2.3 The claims involved in the Class Action and Related Proceedings have been substantially litigated and/or are substantially understood, such that the Parties are in a reasonable position to assess the merits and weaknesses of their respective claims and defenses.
     2.4 Substantial time and effort has been expended by the Parties and their counsel in negotiating this Settlement Agreement.
3. BASIS FOR THE PROPOSED SETTLEMENT
     3.1 As a result of the extensive litigation to date, the Plaintiffs and CorVel entered into negotiations to settle the Class Action and Related Proceedings regarding the Liability of the Released Parties, taking into account the following considerations: (a) the merits of the complaints or the lack thereof covered by the Settlement Agreement; (b) the relative strengths and weaknesses of the Class’ claims; (c) the time, expense and effort necessary to maintain the Class Action and/or Related Proceedings to conclusion; (d) the possibilities of success weighed against the possibilities of loss; (e) the range of final judgment values; (f) the legal complexities of the contested issues in the Class Action and Related Proceedings; (g) the risks inherent in protracted litigation; (h) the magnitude of benefits to be gained from immediate settlement in light of both the maximum potential of a favorable outcome with the attendant expense and likelihood of an unfavorable outcome; and (i) the fairness of benefits to or from an immediate settlement under all of the foregoing considerations.
4. GENERAL PROVISIONS AND PURPOSES OF THIS SETTLEMENT
     4.1 The Parties have reached agreement on the terms of a settlement of claims in the Class Action and Related Proceedings, through the establishment of a conditional settlement class to afford a procedural vehicle by which all potential Liability of Released Parties to Class Members may finally be concluded and settled. The Parties agree that proceeding in this manner is in their best interests and also shall contribute to judicial efficiency.
     4.2 In entering into this Settlement Agreement, each Party hereto has taken into account the uncertainties, delays, expenses and exigencies of the litigation process, including the extensive depositions, document production, and other discovery taken to date in the Class Action and Related Proceedings. The Released Parties have each denied, and continue to deny, any liability, wrongdoing or responsibility for the claims asserted in the Class Action and Related Proceedings and believe that any and all claims for Liability are without merit.
     4.3 The Parties hereto have evaluated the claims related to Liability asserted against the Released Parties, considering the nature and extent of the alleged injury and the alleged liability of the Released Parties.
     4.4 CorVel is willing to enter into this Settlement Agreement so that all of the Released Parties will thereby be relieved and discharged from all Liability to all Class Members. In view of the present procedural status of the Class Action and Related Proceedings, the Parties recognize the necessity for a procedural means by which any negotiated settlement of all potential Liability asserted against the Released Parties may finally be resolved. It is expressly the intention of this Settlement Agreement that no claims whatsoever by Class Members or any of their Affiliates against the Released Parties arising out of an Episode will survive the approval of this Settlement Agreement.
     4.5 The Parties agree that immediate payment to the proposed settlement fund and the management thereof pursuant to the Escrow Agreement and under the supervision of the Court would more likely result in greater benefit to the Released Parties and the Class Members than would continued prosecution of the Class Action and Related Proceedings. Accordingly, a class certified for settlement purposes in the Class Action meets the standards of articles 591, et seq. of the Louisiana Code of Civil Procedure so as to permit conditional certification of a settlement class. Accordingly, as more fully described in Section 7 below, the Parties will submit this

Settlement Agreement to the Court via a Joint Motion for Preliminary Approval of Proposed Settlement and will marshal and present at any hearing thereon evidence to support the motion.
     4.6 The PSC is entering into this Settlement Agreement on behalf of each of the Class Members and the Plaintiffs to terminate and settle all potential Liability of the Released Parties in recognition of (a) the existence of complex and contested issues of law and fact, (b) the risk, difficulty, and uncertainty of success associated with pursuing the claims asserted in this action, (c) the comparative degree of the alleged liability or culpability of the Released Parties, (d) the risks inherent in litigation, (e) the likelihood that future proceedings will be unduly protracted and expensive if these matters are not settled by voluntary agreement with the Parties, (f) the magnitude of the benefits derived from the contemplated settlement in light of both the maximum potential and likely range of recovery to be obtained through further litigation and the expense thereof and the exposure associated therewith, and (g) the determination by the Plaintiffs and its counsel that the settlement is fair, reasonable, adequate, and in the best interests of, and will substantially benefit, the members of the Class.
     4.7 CorVel enters into this Settlement Agreement, notwithstanding its continuing denial of liability for alleged injuries and/or compensatory damages and/or statutory damages allegedly related to Liability, and notwithstanding its denials concerning causation of any alleged injuries and/or damages, to terminate the Class Action and Related Proceedings insofar as affecting the Released Parties, and to finally resolve all potential Liability, and to avoid further litigation, without any admission on the part of the Released Parties of any liability or fault whatsoever.
     4.8 It is the intention and a condition of this Settlement Agreement, and the Parties agree, that the Class reserves all rights against any and all Insurers.
     4.9 It is the intention and a condition of this Settlement Agreement, and the Parties agree, that as of the Effective Date, this settlement shall fully, completely, finally, and conclusively settle, compromise, and release all Liability of the Released Parties to Class Members and their Affiliates. Without limiting the foregoing, it is also the intention and a condition of this Settlement Agreement, and the Parties hereto agree, that upon the Effective Date, (a) the Released Parties shall be finally released from all Liability, by, through, or on behalf of each of the Class Members and their Affiliates, (b) the Class Action shall be dismissed as to CorVel, with prejudice and with each party to bear its own costs through dismissal, (c) the Released Parties shall be dismissed with prejudice from all Related Proceedings and with each party to bear its own costs, including costs paid through dismissal, (d) each of the Class Members and their Affiliates shall be forever barred and enjoined from instituting, maintaining, or prosecuting any action against the Released Parties with respect to the Released Parties’ respective Liability, and (e) that as against any of the Released Parties, the exclusive remedy of all Class Members and their Affiliates with respect to any Liability shall be claims against the Class Settlement Fund as described in the Settlement Agreement. Nothing in this paragraph is intended to limit the intention, condition and agreement set forth in Section 4.8.
     4.10 It is the intention and a condition of this Settlement Agreement that the Final Order and Judgment be entered and become Final. The Parties agree to take all actions reasonably necessary and appropriate to fulfill and satisfy this intention and condition.
     4.11 Without limiting the foregoing, it is the intention and a condition of this Settlement Agreement, and the Parties agree, that no Class Member or Class Member’s Affiliate shall recover, directly or indirectly, any sums for Liability, from any Released Party other than those received from the Escrow Account (or a subaccount thereof) under the terms of this Settlement Agreement. Nothing in this paragraph is intended to limit the intention, condition and agreement set forth in Section 4.8.
     4.12 Without limiting the foregoing, it is the intention and a condition of this Settlement Agreement, and the Parties agree, that each of the Class Members and their Affiliates shall not attempt to execute or to collect any judgment or any portion of any judgment if such execution or collection could create liability of any Released Party in connection with any Episode, whether through contribution, indemnity or otherwise.
     4.13 Without limiting the foregoing, it is the intention and a condition of this Settlement Agreement, and the Parties agree, that each of the Class Members and their Affiliates shall reduce, remit or satisfy any judgment, based, in whole or in part, on Liability of any Released Party that any Class Member and/or Class Member’s Affiliate has obtained or may obtain to the extent necessary to extinguish any claims against any Released Party, including but not limited to claims against any Released Party for contribution, indemnity, subrogation, breach of contract, statutory violation, and/or tort.
     4.14 Without limiting the foregoing, it is the intention and a condition of this Settlement Agreement, and the Parties agree, that the commencement and prosecution of any and all claims of the Class as a whole and/or the Class Members and/or their Affiliates individually against the Released Parties (including, without limitation, subrogation claims derived from or through the Class, Class Members or their Affiliates) related to Liability (including, without limitation, all of the claims of the Class set forth in the Class Action and/or Related Proceedings involving the Released Parties, to the extent based upon their respective Liability) be immediately enjoined and stayed during the pendency of the settlement proceedings referred to herein and that they be permanently barred and enjoined and dismissed with prejudice on the Effective Date of the Final Order and Judgment. The Parties agree to use their best efforts to fulfill and satisfy this intention and condition.
     4.15 Without limiting the foregoing, it is the intention and a condition of this Settlement Agreement, and the Parties agree, that the Parties shall use their best efforts to (a) obtain the Stay Order as part of the Court’s Order of Preliminary Approval, (b) ensure that the Stay Order is maintained during the pendency of the settlement proceedings, and (c) obtain the dismissal with prejudice of any Released Party from any Related Proceeding upon the Effective Date.
     4.16 It is the intention and a condition of this Settlement Agreement that any attempt by a Class Member or its Affiliate to collect or seek additional reimbursement from a Released Party for any Episode will constitute a violation of this Settlement Agreement; the Class Members and their Affiliates agree to the immediate dismissal of any such current or future action brought in any forum and further agree that all such actions are subject to involuntary dismissal based upon the terms of this Settlement Agreement.
     4.17 Anything in this Settlement Agreement to the contrary notwithstanding, CorVel or any of its Affiliates shall have the unilateral right, in their sole discretion, to waive, in writing, in whole or in part, any condition inuring to its benefit set forth in Section 4, Section 5, Section 6, Section 8, and Section 12 of this Settlement Agreement, which waiver shall be binding upon the PSC, the Class, and the Plaintiffs. Waiver by CorVel or its Affiliates of any condition as to any Class Member shall not constitute a waiver as to any other condition or any other Class Member.
5. STAY ORDER/STAND DOWN
     5.1 Immediately upon execution of this Settlement Agreement by or on behalf of all Parties, the Parties shall submit to the American Arbitration Association a Joint Motion to Stay the matter filed by Southwest Louisiana Hospital Association d/b/a Lake Charles Memorial Hospital until the Effective Date.

     5.2 In the Joint Motion for Preliminary Approval described in Section 7.1, the Parties shall request that the Court stay the Class Action and enjoin and stay, during the pendency of the settlement proceedings contemplated by this Settlement Agreement, the commencement and/or continued prosecution of any and all Related Proceedings pending the completion of the settlement embodied in this Settlement Agreement (the “Stay Order”) (excluding, therefrom, however, those proceedings in the Class Action itself necessary to obtain certification of the Class as Defined and final approval of the settlement embodied in this Settlement Agreement), unless requested otherwise by CorVel.
6. OPT-OUT PARTIES
     6.1 All persons and/or entities included within the Class Definition but who properly file a timely written request to opt out of the Class as set forth in Section 6.1(a) below will not be included as Class Members, shall have no rights as Class Members pursuant to this Settlement Agreement, and shall receive no payments as provided herein.
(a) A request to opt out of the Class must be in writing and state the name, address and phone number of the person(s) seeking to opt out. Each request must also contain a duly authorized and signed statement that: “I hereby request that I be excluded from the proposed Class in the Williams Class Action.” The request must be mailed to the PSC at the address provided in the Class Notice and postmarked by the deadline specified in the Class Notice. An opt out request that does not include all of the foregoing information, that is sent to an address other than the one designated in the Class Notice, or that is not postmarked within the time or sent in the manner specified, shall be invalid and the person or entity serving such a request shall be included as a Class Member and shall be bound by this settlement.
(b) The PSC shall make best efforts to encourage the clients they represent, including but not limited to those who are parties to any Related Proceeding, to remain a Class Member and not opt out of the Class. The PSC likewise acknowledge that each of them and their firms have an unwaivable conflict of interest in representing any Opt-Out Party.
     6.2 The PSC shall forward, by overnight mail, copies of all opt out requests to counsel for CorVel no later than ten (10) days after the deadline for Class Members to submit such opt out requests. Within fifteen (15) business days after the expiration of the period for persons or entities within the Class Definition to opt out of the Class, the PSC and counsel for CorVel shall jointly prepare a list identifying all Opt-Out Parties, any actions in which such Opt-Out Parties have asserted claims related to any Episode against any of the Released Parties, the number of Episodes reflected in claims asserted by Opt-Out Parties, and the types of claims asserted by such Opt-Out Parties. This description of any such actions shall be amended from time to time as further information becomes available to the PSC and counsel for CorVel. Further, immediately following the end of such fifteen-day period, the PSC and counsel for CorVel shall hold a conference to review the nature and status of all Opt-Out Parties.
     6.3 If there are any Opt-Out Parties, funds that would have been distributed to Opt-Out Parties if they had not opted out shall be reserved, earmarked, and held escrowed from the funds on deposit in the Escrow Account (pursuant to Section 10) and placed within an opt-out reserve; provided, however, if at any time after the establishment of the Opt-Out Reserve, (a) the PSC, acting through Thomas A. Filo, and (b) CorVel, acting through John V. Quaglino, both determine that the amount of the Opt-Out Reserve should be reduced, the amount of the Opt-Out Reserve shall be so reduced (such consent not to be unreasonably withheld). In preparing the plan of distribution and in order to properly calculate the Opt-Out Reserve, the Special Master shall not treat Opt-Out Parties differently than Class Members. Until the Special Master has prepared a plan of distribution that would enable the Parties to determine the amount of the Opt-Out Reserve, no funds deposited under Section 10.1, with the exception of plaintiffs’ counsel’s costs, fees and expenses, shall be distributed from the Escrow Account, until such time as the Opt-Out Reserve amount can be determined, unless agreed in writing by the PSC, acting through Thomas A. Filo, and CorVel, acting through John V. Quaglino. Nothing in this paragraph shall be construed as conferring upon Opt-Out Parties any right to payment.
     6.4 The Opt-Out Reserve may be used by CorVel, in its sole discretion, to pay settlement or judgment amounts to Opt-Out Parties and/or litigation costs/expenses associated with litigating the claims of the Opt-Out Parties.
     6.5 The Opt-Out Reserve shall be terminated upon the earliest of the following to occur: (a) one year from the Effective Date; (b) the date when all claims of Opt-Out Parties are released or dismissed with prejudice; (c) the date when the amount held in the Opt-Out Reserve is reduced to zero; or (d) such other date as agreed upon, in writing, by (i) the PSC, acting through Thomas A. Filo, and (ii) CorVel, acting through John V. Quaglino. Upon the termination of the Opt-Out Reserve and the payment therefrom of all valid claims made against the Opt-Out Reserve, any funds then remaining in the Opt-Out Reserve shall revert to CorVel.
     6.6 The list identifying all Opt-Out Parties prepared pursuant to Section 6.2 shall be jointly submitted to the Court prior to the final approval hearing. As part of the Final Order and Judgment granting final approval of this settlement, the Court will incorporate a final list of all Opt-Out Parties. The list identifying Opt-Out Parties will be attached as an exhibit to the Final Order and Judgment granting final approval of the Settlement Agreement.
7.	PRELIMINARY APPROVAL OF THE SETTLEMENT AGREEMENT AND CERTIFICATION OF THE CLASS FOR SETTLEMENT PURPOSES ONLY
     7.1 On or before May 27, 2011, this Settlement Agreement shall be signed by all Parties and the Parties shall submit this Settlement Agreement to the Court for preliminary approval. This submission shall be made by means of a Joint Motion for Preliminary Approval of Proposed Settlement signed by or on behalf of the Class, the Plaintiffs, and CorVel with a proposed form of order of preliminary approval attached thereto, which order of preliminary approval will include the Court’s preliminary approval of the Settlement Agreement, a preliminary determination that the settlement set forth therein is fair, reasonable, and adequate, a conditional certification of the Class as Defined for settlement purposes only, and provisions specifying notice to the Class. The Order of Preliminary Approval shall be substantially in the form attached hereto as Exhibit 2.
     7.2 At the preliminary approval hearing, prior to the Court’s entry of the Order of Preliminary Approval, the PSC shall move to grant conditional certification of the Class as Defined for settlement purposes only and the appointment of the Class Representatives as appropriate representatives for the Class under articles 591, et seq., of the Louisiana Code of Civil Procedure. CorVel shall not object to the conditional certification of the Class as Defined for settlement purposes only and/or the appointment of the Class Representatives as appropriate representatives for the Class. The Parties acknowledge and agree, and shall so stipulate to the Court, that (a) the Class as Defined is being certified for settlement purposes only pursuant to the Settlement Agreement, and (b) the Released Parties reserve the right to object to class certification de novo in the event this Agreement is terminated for any reason.
8. FINAL APPROVAL AND EFFECT OF THE AGREEMENT
     8.1 If the Court enters the orders as described in Section 7, the Parties shall proceed with due diligence to conduct the fairness hearing as ordered by the Court.

     8.2 The Settlement Agreement is subject to and conditioned upon (a) the issuance by the Court and subsequent entry, following the fairness hearing, of a Final Order and Judgment granting final approval of the Settlement Agreement in accordance with article 594 of the Louisiana Code of Civil Procedure, (b) such Final Order and Judgment becoming Final, and (c) compliance with Section 6. It is a condition of this Settlement Agreement that the Final Order and Judgment shall be substantially in the form attached hereto as Exhibit 3. The Parties shall take all reasonable and necessary actions to obtain the Final Order and Judgment and to have it made Final as promptly as practical.
     8.3 The Parties agree that, to the extent CorVel, its Affiliates, and/or Clients/Payors, comply with the procedure described in Exhibit 4 attached hereto, the Released Parties shall not incur any future liability or contractual impairment under the Louisiana Workers Compensation Act or La. R.S. 40:2203.1 or otherwise by reason of any alleged failure to comply with La. R.S. 40:2203.1 or give adequate notice to Providers of the entities accessing Providers’ contractual rates of payment, and, under such circumstances, any and all claims against the Released Parties related thereto are hereby released, discharged, and forever waived, and the Class Members agree, on their own behalf and for their Affiliates, that they shall not assert such claims in the future. The Parties agree that the foregoing is a settlement of the Class’ extant and potential future injunctive relief claims against the Released Parties. The Final Order and Judgment shall include a specific finding by the Court that such notice procedure is fair to the Class.. The Parties further agree that this provision shall not afford any person or entity other than CorVel, its Affiliates and the Released Parties protection from future liability under La R.S. 40:2201, et seq. and/or 23:1021, et seq.
     8.4 Upon the Effective Date, each of the Class Members and their Affiliates releases and shall defend and hold harmless the Released Parties from and against any and all past, present, or future claims, demands, suits, causes of action, rights of action, liabilities, liens, privileges, or judgments of any kind whatsoever, including, without limitation, claims for damages, fines, workers’ compensation or other penalties, contribution, indemnity, subrogation, breach of contract, statutory violation, and/or tort, by, on behalf of, through, or deriving from the claims of that Class Member and/or its Affiliate, or by, on behalf of, through, or deriving from his, her, or its heirs, executors, representatives, relatives, custodians, attorneys or former attorneys, successors, employers, insurers, employers’ insurers, health insurers, healthcare providers, assignees, subrogees, predecessors in interest, successors in interest, beneficiaries or survivors or any other person or entity asserting a right to sue any of the Released Parties by virtue of a personal or legal relationship with that Class Member or its Affiliate related to any Episode and/or related to or connected in any way with claims of that Class Member or its Affiliate that might give rise to any Liability. The release, hold harmless and defense obligation of this Section shall include any and all claims, demands, suits, causes of action, rights of action, liabilities, liens, privileges, or judgments of any kind whatsoever related, directly or indirectly, to the disbursement of or from, or the failure to make disbursement of or from, the Class Settlement Fund with respect to that Class Member or its Affiliate, but shall not include any proceedings before the Court to enforce rights under the settlement.
     8.5 It is expressly understood and agreed that the release, hold harmless, defense, and judgment-reduction obligations set forth in Section 8.4 and this Agreement shall exist regardless of the legal basis for the claim, demand, cause of action, right of action, suit, liability, lien, privilege, or judgment asserted by any person and/or entity to the extent related to an Episode. In particular, the Class Members and their Affiliates expressly bind themselves to the foregoing release, hold harmless, defense and judgment-reduction obligations. regardless of whether the claim, demand, suit, liability, lien, privilege, judgment, cause of action, or right of action related to any Episode is based on or related to contribution, indemnity, subrogation, breach of contract, statutory violation, and/or tort.
     8.6 This Settlement Agreement shall be the exclusive remedy for any and all claims of Class Members and their Affiliates against the Released Parties based on any Episode or giving rise to any Liability. When the Final Order and Judgment becomes Final, each of the Class Members and their Affiliates shall be barred from initiating, asserting, prosecuting or continuing to prosecute any such claims; notwithstanding the foregoing, the Class and/or any member of the Class (a) reserves all rights against any and all Insurers of CorVel Corporation, and (b) reserves its right to proceed with any and all claims it may now have (whether currently pending or not) or may in the future have against any and all persons or entities that are not released or otherwise addressed pursuant to this Settlement Agreement.
     8.7 The Parties agree that, to the best of their knowledge, information and belief, the Settlement Agreement is made in good faith and in accordance with the laws of the United States and the State of Louisiana. The Parties agree to cooperate by providing affidavits and/or testimony concerning the circumstances of this settlement and attesting to the fact that it is a good faith settlement.

     8.8 The Court shall retain jurisdiction over the Class Action, the Settlement Agreement, the Final Order and Judgment, the Class Settlement Fund, the Escrow Agreement, the Escrow Account and the Parties to this Settlement Agreement solely for the purpose of administering, supervising, construing, and enforcing the Agreement and the Final Order and Judgment and supervising the management and disbursement of the funds in the Escrow Account.
     8.9 This Court shall have jurisdiction over any dispute that arises under this Settlement Agreement. If any dispute is so submitted, each concerned party shall be entitled to fifteen (15) days’ written notice (or otherwise, as the Court may for good cause direct) and the opportunity to submit evidence and to be heard on oral argument as the Court may direct.
9. SIGNED RELEASES/ASSIGNMENT
     9.1 Without limiting the foregoing, each Class Member who receives any money from the Class Settlement Fund shall, on or before the time that such Class Member receives such money, execute for delivery to CorVel a receipt and release substantially in the form attached hereto as Exhibit 5, expressly memorializing the release of all Liability, and each and all of the claims based on any Episode, by, through, or on behalf of that Class Member; holding the Released Parties harmless from and defending them against any claims or cross-claims for indemnity or contribution and/or any claims by any person who or which derives or obtains any right or claim from or through any such Class Member (e.g., subrogation claims by worker’s compensation insurers, employers, and/or health care providers, heirs, relatives and/or custodians); and acknowledging his/her/its receipt of the money to be paid to that Class Member. The receipt and release required pursuant to this Section 9.1 may be in the form of an instrument included with the allocation check for each Class Member; in such event, a Class Member’s endorsement and/or deposit of such allocation check shall serve as that Class Member’s acknowledgment of, and agreement to, the terms and conditions set forth in the instrument included with the allocation check. The CADA shall, within a reasonable period of time following the CADA’s receipt thereof, deliver to CorVel the endorsed allocation checks (or copies thereof, if appropriate).
     9.2 Nothing in the Agreement shall affect or release claims available to the Released Parties except as otherwise expressly set forth in Section 11.
     9.3 The claims of each Class Member based on any Episode or giving rise to any Liability, as against each of the Released Parties shall be assigned to that Released Party for the purpose of legally extinguishing any further liability of the Released Parties.
10. CONTRIBUTIONS TO AND DISBURSEMENTS FROM THE CLASS SETTLEMENT FUND
     10.1 Within seven (7) business days after the Court’s entry of the Order of Preliminary Approval, CorVel shall pay into the Escrow Account the sum of Nine Million and No/100 ($9,000,000.00) Dollars. The Released Parties shall never be called upon to pay any sums in addition to these amounts to or on behalf of the Class Members or their counsel as a result of their respective Liability.
     10.2 If CorVel fails to timely make the above payments in full, the PSC may notify CorVel in writing of such failure, and CorVel shall have a reasonable time (no more than five (5) days) to pay any unpaid amounts.
     10.3 All contributions into the Escrow Account shall be held in an interest-bearing trust account, and, as applicable, in separate subaccounts within the Escrow Account prior to the Effective Date and, if necessary, after the Effective Date, pursuant to the terms of the Escrow Agreement.
     10.4 The obligations of CorVel under the Agreement are not intended to and shall not create or be deemed to create any joint or joint and several or in solido obligations on the part of any person and/or entity, including the Released Parties.
     10.5 The Escrow Account shall be formed and operated to meet all requirements of a qualified settlement fund within the meaning of Section 468B of the Internal Revenue Code of 1986 and all regulations and rulings thereunder. CorVel shall be permitted, in its discretion, and at its own cost, to seek a private letter ruling from the Internal Revenue Service regarding the tax status of the Escrow Account. The Parties agree to negotiate in good faith any changes to the Agreement necessary to obtain IRS approval of the Escrow Account as a qualified settlement fund.
     10.6 Except as otherwise expressly provided herein, all of the costs, fees, and expenses for plaintiffs’ counsel shall come from the contribution made by CorVel to the Escrow Account pursuant to Section 10.1; provided, however, that no sums shall be paid for the costs, expenses (other than as otherwise expressly provided for herein), or fees of plaintiffs’ counsel until after the Effective Date.
     10.7 The Class shall be responsible for the costs of notice and administration associated with obtaining final approval of the Class Action Settlement and distribution of the

Settlement Fund, including the obligations set forth in paragraphs 14.21 and 14.22 of the Agreement.
     10.8 Until the Effective Date, except as otherwise specifically provided herein and/or in the Escrow Agreement, no monies in the Escrow Account shall be used or disbursed.
     10.9 Upon the Effective Date: (a) except as otherwise provided herein, the Class Settlement Fund shall vest in and to the benefit of Class Members; (b) except as otherwise specifically provided for herein, the interests of CorVel in the Class Settlement Fund shall cease; and (c) the Released Parties shall have no further obligations to the Class or the Class Members in connection with their respective Liability.
     10.10 Except as otherwise specifically provided herein and/or in the Escrow Agreement, after the Effective Date, all costs or expenses in connection with or incidental to this settlement, shall, to the extent approved by the Court, be paid exclusively from the Class Settlement Fund. CorVel shall not be liable for any such costs or expenses, except that CorVel shall be responsible for the cost of its own attorneys, expert witnesses, consultants, and employees.
     10.11 The Parties agree that at such time as the Effective Date has occurred, the Court may proceed in the manner prescribed by due process of law and article 594 of the Louisiana Code of Civil Procedure to the allocation and distribution of the Class Settlement Fund to Class Members according to a protocol submitted by the Special Master and approved by the Court. As of the one year anniversary of the Effective Date, any funds which remain unclaimed by the Class Member to whom they have been allotted by the Special Master shall revert to CorVel.
11. INSURANCE ASSIGNMENT
     11.1 In addition to the consideration paid in Section 10 above, upon final approval of this Settlement, CorVel shall assign to the Class any and all of its rights to: (a) receive any and all proceeds available/awarded pursuant to CorVel’s insurance policies with respect to the released claims, with the exception that CorVel shall retain the right to reimbursement on a first dollar basis of the legal fees and litigation costs incurred by CorVel in the defense or prosecution of any and all litigation or arbitration proceeding up to $1,000,000; and (b) pursue a declaratory judgment and/or damages action with respect to indemnity coverage under these policies for the released claims. The claims excepted from the assignment to the Class shall have priority over those assigned to the Class in terms of payment from the proceeds of the policies.

     11.2 By making this partial assignment of its right to recover under the above policies with respect to the released claims, CorVel and its Affiliates make no warranty as to either the existence or extent of coverage afforded by these policies or the validity of the assignment. The Parties agree that the validity and finality of this Settlement is not contingent upon the outcome of any declaratory judgment and/or damages action or actual payment of any proceeds from any of the policies.
     11.3 CorVel’s good faith defense and prosecution of the existing Delaware coverage litigation, entitled Homeland Insurance Company of New York v. CorVel Corporation and docketed as Civil Action No. N11E-01-089 in the Superior Court of Delaware in New Castle County, until the date any assignment pursuant hereto takes effect shall not provide the basis for any allegation of breach of this Settlement Agreement and shall not provide any cause of action against CorVel or its Affiliates. Subject to the provisions of any confidentiality order, CorVel shall provide to the PSC a copy of all pleadings that have been filed in the Delaware coverage litigation and any subsequently filed pleadings.
     11.4 Upon any assignment pursuant this Section 11, the Class shall assume sole responsibility for any and all legal fees and litigation costs related to the defense and prosecution of any coverage litigation relating to indemnity under the policies. Following such assignment, the members of the PSC recognize that each of them and their firms may be provided with confidential information by CorVel and its Affiliates in their discretion, for the defense and prosecution of the coverage litigation. In that event, the PSC agrees that an attorney-client relationship with CorVel and its Affiliates would be created such that the PSC and each of them and their firms would have an unwaivable conflict of interest in representing, directly or indirectly, any party adverse to CorVel or its Affiliates concerning the same subject matter litigated in or related to either the assigned claims or information shared by CorVel or its Affiliates.
     11.5 If final approval of this Settlement is not obtained, all right, title and interest to the policies and their proceeds, including the right to pursue the aforementioned declaratory judgment and/or damages action with respect to coverage under the policies and to recover funds available or previously paid under those policies, shall remain with CorVel.
12. TERMINATION OF AGREEMENT
     12.1 As provided below, the Agreement may be terminated by CorVel or the PSC upon written notice if any one or more of the following events occur (provided, however, that a Party whose willful conduct causes the event giving rise to the right to terminate shall not have a right to terminate the Agreement by reason of such event and further provided that copies of any written notice of termination shall be provided to the Court and filed in the record of the Class Action):
     (a) this Settlement Agreement is not signed by or on behalf of all Parties and CorVel gives the PSC written notice of termination of this Agreement for such reason or the PSC gives CorVel written notice of termination of this Agreement for such reason;
     (b) the Joint Motion for Preliminary Approval of Proposed Settlement described in Section 7.1 is not submitted to the Court on or before April 30, 2011, and CorVel gives the PSC written notice of termination of this Agreement for such reason or the PSC gives CorVel written notice of termination of this Agreement for such reason;
     (c) the Court does not issue the Order of Preliminary Approval substantially in the form attached hereto as Exhibit 2, and CorVel gives the PSC written notice of termination of this Agreement for such reason or the PSC gives CorVel written notice of termination of this Agreement for such reason;
     (d) the Court does not enter the Final Order and Judgment substantially in the form attached hereto as Exhibit 3 or in a form mutually acceptable to the PSC and CorVel, and CorVel gives the PSC written notice of termination of this Agreement for such reason or the PSC gives CorVel written notice of termination of this Agreement for such reason;
     (e) the Final Order and Judgment does not become Final, and CorVel gives the PSC written notice of termination of this Agreement for such reason or the PSC gives CorVel written notice of termination of this Agreement for such reason;
     (f) there are Opt-Out Parties who have claims affecting more than 5% of the Episodes to which this Settlement applies (see Section 6.2, above) and CorVel gives the PSC written notice of termination of this Agreement;
     (g) contributions to the Escrow Account are not made timely in accordance with the provisions of this Settlement Agreement and the PSC gives CorVel written notice of termination of this Agreement for such reason;
     (h) the Final Order and Judgment is substantively modified or reversed on any writ or appeal, and CorVel gives the PSC written notice of termination of this Agreement for such reason or the PSC gives CorVel written notice of termination of this Agreement for such reason;
     (i) CorVel or the Affiliates thereof are ordered or required to pay any amount over the amounts set forth in Section 10.1, whether in settlement, administration fees, costs, attorneys’ fees, or any other award, fee, or cost of any nature whatsoever as a result of their respective Liability, and CorVel gives the PSC written notice of termination of this Agreement for such reason;
     (j) there are any material alterations to the terms and conditions of the Settlement Agreement, unless agreed to by the Parties, and CorVel gives the PSC written notice of termination of this Agreement for such reason or the PSC gives CorVel written notice of termination of this Agreement for such reason;
     (k) the Effective Date does not occur on or before the later of May 27, 2012 or any extended date mutually agreed upon, in writing, by (i) Thomas A. Filo, on behalf of the PSC, and (ii) John V. Quaglino., on behalf of CorVel, gives the PSC written notice of termination of this Agreement for such reason or the PSC gives CorVel written notice of termination of this Agreement for such reason.
     12.2 In the event of termination of the Agreement, (a) the Settlement Agreement shall be null and void and have no force and effect and, except as otherwise provided in this Settlement Agreement, no Party shall be bound by its terms, (b) all Parties shall be restored to their respective positions immediately before execution of the Settlement Agreement; (c) any and all monies or other contributions paid into the Escrow Account, by CorVel (actual and accrued) thereon, shall be returned to CorVel; and (d) the Class Action and Related Proceedings shall revert to their status before the execution of the Settlement Agreement as if related orders and papers and the efforts leading to the Agreement had not been entered, prepared, or taken. Further, in the event of such termination, CorVel shall have full authority to immediately withdraw from the Escrow Account CorVel’s contributions and payments, and the earnings (actual and accrued) thereon, without further proceedings or approval of any court, subject to and in accordance with the Escrow Agreement. In the event any settlement funds are to be returned to CorVel in accordance with this Agreement, the necessary consent by the PSC shall be deemed to have been given as required for Section 468B of the Internal Revenue Code of 1986.

13. ADDITIONAL OBLIGATIONS OF THE PSC AND CORVEL
     13.1 The PSC covenants, represents and warrants to CorVel, and CorVel covenants, represents and warrants to the PSC, that, as applicable:
          13.1.1 The PSC and CorVel have not been notified of any pending lawsuit, claim, or legal action related to any Episode brought or made by or on behalf of any putative Class Member other than the Class Action and Related Proceedings;
          13.1.2 The PSC and CorVel have not been notified of any lawsuit, claim, or legal action against CorVel or any Released Party related to any Episode brought or made by or on behalf of any person and/or entity who is not a putative Class Member against CorVel;
          13.1.3 All liens, assigned claims, interventions, subrogation interests and/or claims, and other encumbrances attaching to the proceeds of this settlement, or the interest of any individual Class Member therein, of which the PSC or CorVel have been placed on notice are set forth in Exhibit 6 hereto, and as additional liens, assigned claims, interventions, subrogation interests and/or claims, and other encumbrances become known to the PSC and/or CorVel, such exhibit shall be supplemented accordingly; and
          13.1.4 The PSC and CorVel have exercised due diligence in ascertaining that their respective representations contained in this Settlement Agreement are true and accurate, and the PSC and CorVel shall have, until the Effective Date, a continuing obligation to ensure that their representations are accurate, and the PSC and CorVel shall notify each other within a reasonable time after learning that any of the representations are or become inaccurate.
     13.2 The PSC further covenants, represents and warrants to CorVel that:
          13.2.1 Prior to the fairness hearing, the PSC shall have explained the terms and effect of this Settlement Agreement to the Plaintiffs;
          13.2.2 The PSC has not and will not make any undisclosed payment or promise to any Class Representative;
          13.2.3 The PSC have read and reviewed the Settlement Agreement and believe that the settlement embodied therein is in the best interests of each of its clients;
          13.2.4 The PSC will strongly recommend to each of its clients that they settle their claims under the terms of the Settlement Agreement; and
          13.2.5 Thomas A. Filo, Arthur M. Murray, and John S. Bradford have full authority to enter into and execute this Settlement Agreement and all related settlement documents for and on behalf of and to bind the PSC, individually and on behalf of the Class and the Plaintiffs.

          13.2.6 Each named Plaintiff has full authority to enter into and execute this Settlement Agreement and all related documents for, and on behalf of and to bind, him or it.
     13.3 The Parties shall use their best efforts to conclude the settlement and obtain the Final Order and Judgment. The Parties agree that it is essential that this proposed settlement be prosecuted to a successful conclusion in accordance with all applicable provisions of law and in the exercise of good faith on the part of the Parties. Inherent in the accomplishment of this mutual goal is the understanding among the Parties that the Parties assume the mutual obligation to each other to assist and cooperate in the effectuation of the settlement in accordance with all applicable legal requirements. To that end, the Parties are obliged to affirmatively support the settlement in the event of appeal, to maintain the integrity and goals of the settlement in all further proceedings in the Class Action, and to take such actions as may be legally proper to assure the jurisdiction of the Court in this and all subsequent proceedings. The settlement is intended to be a final and binding resolution of all Liability.
14. MISCELLANEOUS PROVISIONS
     14.1 The execution of this Settlement Agreement by or on behalf of CorVel shall not be construed to release—and the Released Parties expressly do not intend to release and, instead, expressly reserve—any claims the Released Parties have, or may have, against any party (other than the Class and the Class Members acting consistent with the terms of this settlement), including, but not limited to, any claim for any cost or expense incurred in connection with this Settlement Agreement and/or all actions and proceedings contemplated hereunder, including attorneys’ fees and costs. Moreover, nothing in this Settlement Agreement shall be construed as an admission or acknowledgement that CorVel has any obligation to any other Released Party, whether for contribution, for indemnification, or based in contract, related to any Episode.
     14.2 Neither this Settlement Agreement, nor the settlement contemplated thereby, nor any proceeding taken hereunder shall be construed as or deemed to be evidence of any fact or an admission or concession by the Released Parties of any liability or wrongdoing whatsoever, which is expressly denied by the Released Parties, or, on the part of the Class Members, of any lack of merit in their claims. None of the provisions of this Settlement Agreement, nor evidence of any negotiations or proceedings in pursuance of the compromise and settlement herein, shall be offered or received in evidence in the Class Action or any other action or proceeding as an admission or concession of liability or wrongdoing of any nature on the part of the Released Parties, or as an admission of any fact or presumption on the part of the Class, or to establish jurisdiction or venue or to create a waiver of any affirmative defense. None of the provisions of this Settlement Agreement or the Agreement shall be considered an admission or stipulation that the notice requirements of La. R.S. 40:2203.1 are binding on CorVel or apply to PPO discounts for workers’ compensation services. The provisions of the Settlement Agreement and/or the Agreement may be offered or received in evidence solely to enforce the terms and provisions thereof and shall not be offered in evidence or used in the Class Action or any other action or proceeding for any other purpose, including in support of the existence, certification, or maintenance of any purported class. The Parties specifically acknowledge, agree and admit that this Settlement Agreement and the Agreement, along with all related motions and pleadings, shall be considered an offer to compromise and a compromise within the meaning of Rule 408 of the Federal Rules of Evidence, article 408 of the Louisiana Code of Evidence, and any equivalent rule of evidence of any state or federal court, and shall not be offered or received into evidence as an admission or concession of liability or wrongdoing on the part of the Released Parties. This Section 14.2 shall survive the termination of the Agreement.
     14.3 This Settlement Agreement constitutes the entire agreement among the Parties and may not be modified, amended, or waived except by a written instrument duly executed by all the Parties or their authorized representatives; provided, however, CorVel may exercise the waiver rights provided under Section 4.17. Each Party hereto represents and warrants that it is not relying on any representation that is not specifically included in this Settlement Agreement. This Settlement Agreement supersedes any previous agreements or understandings between or among the Parties on the subject matter of this Settlement Agreement.
     14.4 This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     14.5 The terms and conditions of this Settlement Agreement shall bind and inure to the benefit of the heirs, executors, administrators, predecessors in interest, successors in interest, legal representatives, and assigns of all Parties.
     14.6 Except with respect to any waiver provided pursuant to Sections 4.17 or 14.3, any waiver by a Party of any term, condition, covenant, or breach of the Settlement Agreement shall not be deemed to be a continuing waiver of same.
     14.7 The Parties agree that the terms and conditions of this Settlement Agreement are the result of arm’s length negotiations between the Parties or their counsel. None of the Parties shall be considered to be the drafter of the Settlement Agreement or any provision hereof for the purpose of any statute, jurisprudential rule, or rule of contractual interpretation or construction that might cause any provision to be construed against the drafter.
     14.8 For purposes of this Settlement Agreement, the use of the singular form of any word includes the plural and vice versa.
     14.9 The table of contents and the headings of each Section in this Settlement Agreement are included for convenience only and shall not be deemed to constitute part of this Settlement Agreement or to affect its construction.
     14.10 The Parties have agreed that the validity and interpretation of this Settlement Agreement and any of the terms or provisions hereof, as well as the rights and duties of the Parties thereunder, shall be governed solely by the laws of the State of Louisiana without giving effect to any conflict of laws principles and that the exclusive forum for any claim related to the interpretation or enforcement of the Settlement Agreement shall be the 27th Judicial District Court in and for the Parish of St. Landry, Louisiana.
     14.11 Any notice, request, instruction, or other document to be given by any Party to any other Party (other than class notification) shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, or sent by private, overnight delivery carrier operating in the United States of America, providing a receipt with evidence of delivery, as follows:
     (a) If to CorVel or the Released Parties, to:
John V. Quaglino.
3320 West Esplanade North
Metairie, Louisiana 70002
     (b) If to the PSC, the Class, or the Plaintiffs, to:
Thomas A. Filo
Cox, Cox, Filo, Camel & Wilson, L.L.P.
723 Broad Street
Lake Charles, Louisiana 70601
and
Arthur M. Murray
The Murray Law Firm
625 S. Charles Ave., 3rd Floor
New Orleans, LA 70130
The Parties may change their respective recipients and addresses for notice by giving notice of such change to the other Parties pursuant to this Section 14.11.

     14.12 Thomas A. Filo, as Chairman and Liaison Counsel for the PSC, shall provide, or otherwise ensure the provision of, all required notices to the other members of PSC, including, without limitation, any orders issued by the Court.
     14.13 The PSC may seek an order from the Court, which CorVel shall not oppose, stating that any contingency fee contracts entered into and dated after March 31, 2010 shall not be enforceable without approval of the Court.
     14.14 CorVel agrees that in the event that any appeal is taken with respect to the settlement embodied in this Settlement Agreement, CorVel will join in a motion to require any appellant other than CorVel to post an appeal bond set at the maximum amount allowed by law.
     14.15 In the event that one or more of the provisions of this Settlement Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision, but only if the Parties mutually elect to proceed as if such invalid, illegal, or unenforceable provision had never been included in this Settlement Agreement.
     14.16 In entering into this Settlement Agreement, each Party represents and warrants that it has relied upon its own knowledge and judgment and the advice of counsel. It is expressly understood, agreed, and warranted that, in entering into this Settlement Agreement, no Party has acted in reliance upon any representation, warranty, advice, or action by any other Party except as specifically set forth herein.
     14.17 Except as otherwise provided herein or as may be required by law or in connection with notice of the settlement or as otherwise agreed in writing by the Parties, the Parties shall keep the existence of the settlement in confidence until the Court’s entry of the Order of Preliminary Approval.
     14.18 Anything contained herein to the contrary notwithstanding, nothing contained in this Settlement Agreement shall afford a Class Member any right to reserve rights against any of the Released Parties, except as provided in Section 1.1, Section 4.8, and Section 8.6.
     14.19 All valid liens, assigned claims, interventions, subrogation interests and/or claims, and encumbrances of any third parties related to any Episode and/or otherwise attaching to the proceeds of this settlement, or the interest of any individual Class Member therein shall be satisfied solely from the Class Settlement Fund. The Released Parties shall not be subject to any liability or expense of any kind to any person and/or entity with regard to such liens, assigned claims, interventions, subrogation interests and/or claims, and encumbrances. The PSC and the

Class reserve the right to contest the validity and/or amount of any such lien, assigned claim, intervention, subrogation interest and/or claim, and encumbrance.
     14.20 In order to assist the Special Master in allocating settlement funds, CorVel shall provide the Special Master appropriate data concerning benefits, claims, and workers’ compensation payments made to Louisiana Providers since January 1, 2000 where a PPO discount was taken by or through any CorVel network or a CorVel Networks Access Agreement with another network.
     14.21 The Class Settlement Notice will be designed to (a) provide proper notice to the Class Members; (b) effectively reach the Class Members; and (c) satisfy federal and state due process and other relevant standards. The Class Settlement Notice will be prepared to allow persons and entities to opt out of the Class as Defined.
     14.22 The Notice Plan, as approved by the Court, shall provide for dissemination: (a) by first class mail to the last known address of all putative Class Members, if reasonably ascertainable; (b) by publication in the Lake Charles American Press, The Times (Shreveport), and The Advocate (Baton Rouge), and the Times Picayune, each on two separate days; (c) by such other newspaper publication(s), if any, as necessary to satisfy due process; (d) to all known attorneys who have in the past represented or presently represent any Class Member individually in matters related to any Episode with instructions that such counsel are to disseminate a copy of the notice to their respective clients who have not received notice pursuant to (a) above; (e) by posting at the courthouse of the 27th Judicial District Court in and for the Parish of St. Landry in the office of the Clerk of Court; (f) by posting at such other public places as may be further ordered by the Court; and (g) by posting a copy at a neutral website. The dissemination of the notice shall be the responsibility of the PSC.
     14.23 The PSC and CorVel must jointly agree on the Class Settlement Notice and the Notice Plan prior to submission to the Court.
     14.24 If, for any reason, John V. Quaglino or Thomas A. Filo become unable to fulfill their respective roles under this Settlement Agreement and/or any exhibit hereto, including, without limitation, the Escrow Agreement, they may be replaced by the Party and/or Parties they represent via written notice provided to the other Parties pursuant to Section 14.11.

Date	Thomas A. Filo
Michael K. Cox
Cox, Cox, Filo, Camel & Wilson, L.L.P.
723 Broad Street

Lake Charles, Louisiana 70601

Date	Stephen B. Murray
Arthur M. Murray
Stephen B. Murray, Jr.
The Murray Law Firm
625 St. Charles Ave., 3rd Floor
New Orleans, LA 70130

Date	John S. Bradford
William B. Monk
Stockwell, Sievert, Viccellio,
Clements & Shaddock, L.L.P.
One Lakeside Plaza, Fourth Floor
Lake Charles, Louisiana 70601

REPRESENTING THE PSC, INDIVIDUALLY AND ON
BEHALF OF THE CLASS AND THE PLAINTIFFS

Date	John V. Quaglino.
3320 West Esplanade North
Metairie, Louisiana 70002
Office: 504-831-7270
Fax: 504-831-7284

ATTORNEY FOR CORVEL CORP.

CorVel Corporation

Date	By:

Its:

DEFENDANT

Exhibit 1
ESCROW AGREEMENT
Except as otherwise expressly provided below or as the context otherwise requires, all capitalized terms used in this Escrow Agreement (“EA”) shall have the meanings and/or definitions given them in the Settlement Agreement (“SA”) entered into by or on behalf of the PSC, the Class, the Plaintiffs, and CorVel as of ____________, 2011.
THIS AGREEMENT made effective as of ___, 2011, by and among:
A.	the PSC;

B.	the Class, by their attorneys, the PSC;

C.	the Plaintiffs, by their attorneys, the PSC;

D.	CorVel Corporation, by its counsel of record; and

E.	First NBC Bank (“Escrow Agent”).
     The PSC, the Class, the Plaintiffs, and CorVel are collectively referred to herein as the “Settling Parties”.
RECITALS
     The Court appointed the PSC to represent the Class and all Class Members in the Class Action.
     The PSC, the Class, the Plaintiffs, and CorVel have entered into the SA which contemplates, as a condition of the SA, that they execute this EA.
     A copy of the SA has been delivered to the Escrow Agent.
     In accordance with the terms and conditions of the SA, the Settling Parties desire: (1) to resolve all Liability; (2) that CorVel place in an account referred to as the Escrow Account certain funds in accordance with the SA; (3) that the funds in the Escrow Account be used to pay claims asserted, and fees, costs, and expenses incurred as set forth in the SA; (4) that the Escrow Account qualify as a qualified settlement fund as defined by Int. Rev. Code §468B and the regulations promulgated thereunder; (5) to appoint the Escrow Agent as escrow agent for the Escrow Account to accept, invest, administer, disburse and transfer funds into, within, and from the Escrow Account in accordance with the provisions of this EA and the SA; (6) to establish, pursuant to this EA, certain subaccounts within the Escrow Account to facilitate the administration, disbursement and accounting of the funds in the Escrow Account; and (7) to otherwise implement the SA, including, without limitation, to effectuate a complete and final settlement and compromise of all Liability.
     The Escrow Agent is willing to accept, invest, administer, disburse and transfer funds into, within and from the Escrow Account as provided in this EA.
     NOW, THEREFORE, THE SETTLING PARTIES AND THE ESCROW AGENT AND EACH OF THEM, HEREBY AGREE AND OBLIGATE THEMSELVES AS FOLLOWS:
1. RECITALS
     Recitals. The Settling Parties and the Escrow Agent acknowledge and agree that the recitals set forth above are an integral part of this EA and incorporate them herein and make them a part hereof.

2. THE SETTLEMENT FUND
     2.1 Creation. Funds will be deposited into the Escrow Account in accordance with the provisions of the SA. CorVel shall be responsible only for its agreed contributions to the Escrow Account.
     2.2 Order. The Class, the Plaintiffs, and CorVel shall jointly seek from the Court an order which provides that the Escrow Account and all funds deposited therein shall be formed and operate to meet all the requirements of a qualified settlement fund within the meaning of Section 468B of the Internal Revenue Code of 1986 and all regulations and rulings thereunder.
     2.3 Name. The Escrow Account shall be known as the CorVel Settlement Fund, and it shall be referred to under that name in its official actions and dealings, including its: (1) investments; (2) applications for taxpayer identification number(s); and (3) tax returns, reports and other documents related thereto filed or prepared by the Escrow Agent.
     2.4 Investments. The Escrow Agent shall invest the funds deposited in the Escrow Account in a fund which meets each of the following requirements: (1) it is rated in the highest rating category by both Moody’s Investors Service and Standard and Poor’s Corporation, (2) it is a diversified money market fund that seeks current income with daily liquidity and stability of principal, (3) it accrues interest daily and credits said interest no less frequently than monthly, and (4) it invests exclusively in short-term U.S. Treasury obligations, repurchase agreements collateralized by the U.S. Government, and other obligations issued or guaranteed by the U.S. Government (hereinafter “the Fund”). The Escrow Agent will maintain the Escrow Account as a Trust Class Shares account as described in the Fund prospectus provided to the PSC and CorVel, and the Fund will be subject only to the fees and expenses described in such prospectus as applicable to such Trust Class Shares accounts. The Escrow Agent hereby confirms and agrees that 12b-1 fees will not be applicable to or assessed against the Escrow Account or the earnings thereof. In the event the Fund fails to meet each of the above requirements, the Escrow Account shall immediately be transferred to another U. S. Treasury money market mutual fund that meets each of said requirements and has comparable fund fees and expenses. All parties acknowledge and agree that collected funds must be delivered to the Escrow Agent no later than 11:00 a.m. (Central Standard Time) in order to be invested that business day. Otherwise, the funds will be invested on the next business day. The parties further recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice related to either investment of moneys held in the Escrow Account or the purchase, sale, retention, or other disposition of any investment. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of an affiliated entity. Although each of the parties recognizes that it may obtain broker confirmation or a written statement containing comparable information at no additional cost, such parties hereby agree that confirmation of investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is issued.
     2.5 Earnings. All investment income resulting from the investment of the funds in the Escrow Account shall constitute and be held and administered as part of the CorVel Settlement Fund. Each subaccount established hereunder shall be credited with its respective investment income earned.
     2.6 Disbursements and Transfers. The Escrow Agent shall disburse or otherwise transfer amounts in the Escrow Account only as follows: (1) pursuant to an order of the Court; (2) upon the Escrow Agent’s receipt of and pursuant to written notice from CorVel, substantially in the form attached hereto as Exhibit A; (3) pursuant to Paragraphs 4.1.4, 5.1.3, 6.1, and/or 6.3 below; (4) upon receipt of and pursuant to written instructions signed by each of (i) John V. Quaglino, on behalf of CorVel, and (ii) Thomas A. Filo, on behalf of the PSC; (5) solely with respect to payments from the Opt-Out Reserve pursuant to Section 6 of the SA, upon receipt of and pursuant to written instructions signed by John V. Quaglino, on behalf of CorVel; and/or (6) upon the Effective Date, as otherwise provided for in the SA. Notwithstanding anything to the contrary that may be contained in this EA, any amounts to be disbursed, paid or otherwise transferred pursuant to clauses (2), (3), (4), (5) or (6) of this Paragraph 2.6 shall be distributed by the Escrow Agent without the need for any court order or court approval.
     2.7 Accounting. The Escrow Agent shall cause to be maintained at all times detailed written accounts that reflect, separately for each subaccount that may be established hereunder and in the aggregate: (1) the principal amounts deposited into the Escrow Account by

CorVel; (2) the earnings thereon; (3) the taxes imposed upon the Escrow Account and paid by the Escrow Agent pursuant to this EA; (4) the fees and expenses (including legal expenses) paid, assessed or debited pursuant to this EA; and (5) the amounts transferred or disbursed from the Escrow Account pursuant to Paragraph 2.6 above. The Escrow Agent shall cause a written report, including a full accounting for each such subaccount and for the settlement fund as a whole to be delivered to the PSC and CorVel not less than once each calendar month throughout the period that this EA remains in effect. After the Court has given its preliminary approval to the SA, this report shall also be delivered to the Court Appointed Disbursing Agent (as such term is defined in the SA (the “CADA”)) and the Court.
3. TERM
     3.1 Termination of Agreement. This EA shall terminate when the disbursement or other transfer of all of the amounts in the Escrow Account is completed in accordance with the provisions of this EA and the SA and the amount in the Escrow Account (including all subaccounts) is thereby reduced to zero. The Escrow Agent’s rights to receive payments of its fees and expenses as permitted hereunder shall survive the termination of this EA.
4. TAX COMPLIANCE
     4.1 Tax Compliance. The Escrow Agent shall:
          4.1.1 as necessary, forthwith apply for a taxpayer identification number for the Escrow Account;
          4.1.2 as necessary, promptly after being requested in writing by the Settling Parties, file or caused to be filed, a “relation-back election” as defined in Treas. Reg. § 468B-1(j)(2) to treat the Escrow Account as a qualified settlement fund from the earliest possible date;
          4.1.3 timely file, or cause to be filed, all tax returns the Escrow Account is required to file under federal, state or other laws, and provide on a timely basis to CorVel all information which CorVel requires in order to prepare timely federal and state income tax returns in respect of the earnings of the Escrow Account for all periods when it does not qualify as a qualified settlement fund under Int. Rev. Code § 468B and CorVel, as grantor, is deemed the owner of the amounts CorVel transferred to the Escrow Account;
          4.1.4 (a) timely pay or cause to be paid from the Escrow Account all taxes that are imposed upon the Escrow Account and/or the earnings thereof by federal, state or other laws, it being understood and agreed that except as may otherwise be provided in Paragraph 6.3, if subaccounts within the Escrow Account are established pursuant to Paragraph 5.1.3, the taxes shall be paid in the same proportion as earnings are credited to such subaccounts pursuant to Paragraph 2.5 above;
          4.1.4 (b) from time to time, pay from the Escrow Account to CorVel, within ten days after receipt thereof, the amount set forth on any certificate (“Tax Certificate”), signed by an authorized officer of CorVel (a copy of which shall be delivered to all other Parties), stating that (i) the Escrow Account was not treated as a qualified settlement fund under Int. Rev. Code §468B for a period set forth in such Tax Certificate, and (ii) the amount set forth on such Tax Certificate, which the Escrow Agent is thereby requested to pay, is equal to the amount of all taxes that would be imposed on CorVel at the maximum applicable federal income tax rate in respect of the earnings of the portion of the funds in the Escrow Account contributed by CorVel (for purposes of this Paragraph 4.1.4(b), the Escrow Account shall be treated as not a qualified settlement fund (x) for all periods prior to the date of the entry of the order referred to in Paragraph 2.2 above, provided, however, that if the Escrow Agent properly files the “relation-back election” as required by Paragraph 4.1.2 above, the Escrow Account shall be treated as not a qualified settlement fund for all periods prior to January 1 of the calendar year in which such order is entered, and (y) for all other periods identified in a Tax Certificate, which certifies that, based on (i) written advice of counsel, a copy of which shall be attached to such Tax Certificate, or (ii) a ruling of the Internal Revenue Service, a copy of which shall be attached to such Tax Certificate, the Escrow Account is not a qualified settlement fund under Int. Rev. Code §468B and CorVel is treated for federal income tax purposes as the owner of, and required to include in its income, the earnings of the portion of the funds in the Escrow Account contributed by CorVel);

          4.1.5 promptly file, or cause to be filed, tax elections available to the Escrow Account, including a request for a prompt assessment under Int. Rev. Code §6501(d) upon the joint request of the Settling Parties; and
          4.1.6 prepare and deliver to CorVel such returns, statements or other documents that CorVel, as transferor of the above-stated contributions to the Escrow Account, is required to provide to the Internal Revenue Service relating to the Escrow Account, the earnings therefrom or its contributions thereto, it being understood that CorVel will assist the Escrow Agent in preparing such returns, statements or other documents.
     4.2 Assistance in Tax Compliance. The Escrow Agent may engage the CADA to advise and assist the Escrow Agent in fulfilling its obligations under Paragraph 4.1 above.
5. OTHER OBLIGATIONS OF THE ESCROW AGENT
     5.1 Duties and Responsibilities. The Escrow Agent shall (in addition to any other obligations set forth in this EA):
          5.1.1 accept, invest, administer, disburse and transfer all or portions of the amounts in the Escrow Account pursuant to this EA;
          5.1.2. maintain the Escrow Account and all investments as assets of the trust department of the Escrow Agent for the benefit of the Escrow Account;
          5.1.3 upon written notice jointly from CorVel and the PSC, divide all or a portion of the Escrow Account into subaccounts within the Escrow Account as so instructed in the written notice, it being agreed that one such subaccount shall be established to hold the amounts constituting the Class Settlement Fund;
          5.1.4 send monthly reports to the PSC and CorVel of all investments, transactions, earnings, transfers, disbursements and other activities of the Escrow Agent affecting or otherwise relating to the Escrow Account;
          5.1.5 disburse and otherwise transfer the amounts in the Escrow Account in accordance with Paragraph 2.6 and not otherwise;
          5.1.6 act in good faith and exercise due care and prudence in fulfilling its obligations under this EA; and
          5.1.7 provide tax and financial information to the party responsible for tax filings under Article 4 of this EA (if other than the Escrow Agent).
     5.2 Limitations on Obligations of the Escrow Agent.
          5.2.1 The Escrow Agent shall not:
               5.2.1.1 be required or be under any duty to independently corroborate or investigate the truth, validity, correctness or efficacy of a certified copy of any order issued by the Court;
               5.2.1.2 be responsible for the application or use by others of the funds in the Escrow Account if the Escrow Agent invests, disburses or transfers amounts in the Escrow Account in accordance with this EA;
               5.2.1.3 be bound by any waiver, modification, amendment or rescission of this EA prior to its receipt of written notice thereof from the Settling Parties; and
               5.2.1.4 have any duties, responsibilities or obligations under this EA, except those which are set forth herein.
          5.2.2 Notwithstanding any provision contained herein to the contrary, the Escrow Agent, including its officers, directors, employees and agents, shall:

               5.2.2.1 have no responsibility to ensure the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;
               5.2.2.2 be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;
               5.2.2.3 have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision which may be contained herein;
               5.2.2.4 have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this EA. Except as otherwise provided herein, the Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement (except for the SA), instrument or document between the other parties hereto. This EA sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this EA or any other agreement; and
               5.2.2.5 notwithstanding any other provision of this EA, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control. Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, shall succeed to all the Escrow Agent’s rights and obligations hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
     5.3 Agreement Not to Sue the Escrow Agent. The PSC, the Class, the Plaintiffs, and CorVel each agree that they will not bring any legal action against the Escrow Agent based upon any claim, loss or liability they may incur or sustain by reason of the Escrow Agent carrying out its obligations hereunder unless the claim, loss or liability is caused or results from the Escrow Agent’s (1) failure to act as required by this EA, or (2) negligence or willful misconduct (or that of the Escrow Agent’s agents, employees or representatives). In addition, it is agreed that any legal expenses, including attorneys’ fees (other than in-house counsel) reasonably incurred by the Escrow Agent (i) in defending any legal action prohibited by this Paragraph 5.3 or (ii) in connection with the performance of its duties under this EA, including, without limitation, obtaining any court order as set forth in Paragraph 5.5, shall be paid to the Escrow Agent from the Escrow Account; provided, however, that no legal or other expenses incurred by the Escrow Agent shall be paid from the Escrow Account if such expenses arise from actions or failures to act described in clauses (1) or (2) above and/or from legal actions arising from such actions or failures. In no event shall the Escrow Agent be liable to the PSC, the Class, the Plaintiffs, or CorVel for special, indirect, or consequential damages or lost profits or loss of business arising under or in connection with this EA. This Paragraph 5.3 shall survive the termination of this EA.
     5.4 Resignation or Removal of Escrow Agent. The Escrow Agent shall have the right to resign upon 30 days prior written notice to each of the PSC and CorVel. Upon such resignation, the PSC and CorVel shall have the joint right to appoint a successor and shall endeavor to appoint a successor acceptable to each of them as promptly as reasonably possible. In the event that a successor has not been agreed to by the PSC and CorVel and appointed by the end of such 30 day period, the Escrow Agent shall have the right to request the Court to appoint a successor. The PSC and CorVel, acting jointly, shall have the right to remove the Escrow Agent at any time for cause and to appoint an agreed upon successor.

     5.5 Inconsistent Instructions. In the event the Escrow Agent receives inconsistent instructions or claims with regard to the Escrow Account, the Escrow Agent shall rely upon an order of the Court to resolve such inconsistency. Notwithstanding anything to the contrary contained in this EA, the Settling Parties expressly agree that the Escrow Agent is authorized and directed to rely conclusively on any written notice given (1) by CorVel pursuant to Paragraph 2.6(2) above; or (2) by each of (i) John V. Quaglino, on behalf of CorVel, and (ii) Thomas A. Filo, on behalf of the PSC, pursuant to Paragraph 2.6(4) above; or (3) by John V. Quaglino, on behalf of CorVel, pursuant to Paragraph 2.6(5) above; or (4) in connection with Paragraph 4.1.4(b) above, by CorVel.
6. TAXES, FEES AND EXPENSES
     6.1 Fees Due the Escrow Agent. The entire compensation of the Escrow Agent for its duties and obligations hereunder are the fees set forth in Exhibit B. The Escrow Agent is authorized to withdraw payment for such compensation from the Escrow Account monthly.
     6.2 Limitation on Payment of Expenses. The Escrow Agent shall pay from the Escrow Account, only such taxes, fees, costs and expenses (1) as are specified in this EA or (2) as are ordered by the Court.
     6.3 Other Costs/Expenses/Subaccounts. Until the Effective Date, all other costs and expenses incidental to the settlement embodied in the SA shall be paid as provided in Section 10.7 of the SA. Until the Effective Date, if subaccounts within the Escrow Account are established pursuant to Paragraph 5.1.3, the Escrow Agent shall pay from the subaccounts in the Escrow Account all applicable taxes and fees of the Escrow Agent in the same proportion as earnings are credited to such subaccounts pursuant to Paragraph 2.5 of this EA.
7. NOTICES
     7.1 Notices. Any notice, accounting, direction, request or instructions required or which may be given pursuant to this EA shall be in writing and shall be considered give when delivered personally, sent by registered or certified mail, postage prepaid, or sent by private, overnight delivery carrier operating in the United States of America, providing a receipt with evidence of delivery, to each of the following:
     (a) If to CorVel, to:
John V. Quaglino
3320 West Esplanade Ave. North
Metairie, LA 70001
     (b) If to the PSC, the Class, or the Plaintiffs, to:
Thomas A. Filo
Cox, Cox, Filo, Camel & Wilson, L.L.P.
723 Broad Street
Lake Charles, Louisiana 70601
and
Arthur M. Murray
The Murray Law Firm
625 St. Charles Ave., 3rd Floor
New Orleans, LA 70130

     (c) If to the Escrow Agent, to:
First NBC Bank
Attention: William M. Roohi
Senior Vice President
210 Baronne Street
New Orleans, LA 70112
or any other addresses as may hereafter be specified by written notice given to the other parties in accordance with this Paragraph 7.1.
8. MISCELLANEOUS
     8.1 Governing Law. The rights and obligations of the parties hereto are to be construed, interpreted, and enforced solely in accordance with the laws of Louisiana, without giving effect to any conflict of laws principles. The Settling Parties and the Escrow Agent agree that any judicial proceeding arising out of or resulting from this EA or the breach thereof shall be filed only in the 27th Judicial District Court in and for the Parish of St. Landry, Louisiana, the Honorable Alonzo Harris, or his successor, presiding.
     8.2 Scope of Agreement. This EA, together with the SA, constitutes the entire understanding and agreement of the Settling Parties and the Escrow Agent regarding the subject matter hereof. This EA may not be modified except in writing signed by the Settling Parties and the Escrow Agent or their respective authorized agents.
     8.3 Counterparts. This EA may be executed simultaneously in two or more counterparts, and those counterparts shall be construed together and constitute one agreement.
     8.4 Non-Assignability. Except as otherwise provided in Paragraph 5.2.2.5, neither this EA nor any of the rights or obligations hereunder may be assigned without the prior written consent of the Settling Parties and the Escrow Agent, which consent shall not be unreasonably withheld.
     8.5 Headings. Paragraph headings in this EA are included herein for convenience of reference only and shall not constitute a part of this agreement for any other purpose.
     SIGNED in multiple originals on the dates indicated below.

Date	John V. Quaglino 3320 West Esplanade Ave. North Metairie, LA 70002

ATTORNEY FOR CORVEL CORPORATION

Date	Thomas A. Filo Michael K. Cox Cox, Cox, Filo, Camel & Wilson, L.L.C. 723 Broad Street Lake Charles, Louisiana 70601

Date	Stephen B. Murray Arthur M. Murray Stephen B. Murray, Jr. The Murray Law Firm 625 St. Charles Ave., 3rd Floor New Orleans, LA 70130

Date	John S. Bradford William B. Monk Stockwell, Sievert, Viccellio, Clements & Shaddock, L.L.P. One Lakeside Plaza, Fourth Floor Lake Charles, Louisiana 70601

REPRESENTING THE PSC, INDIVIDUALLY AND ON BEHALF OF THE CLASS AND THE PLAINTIFF

FIRST NBC BANK

By:

Date		William M. Roohi Senior Vice President

ESCROW AGENT

EXHIBIT A
CorVel Corporation
_____________________
_____________________
_____________________
[DATE]
First NBC Bank
_____________________
_____________________
_____________________
     Attn: William M. Roohi
Ladies & Gentlemen:
Reference is made to the Escrow Agreement made effective as of ______, 2010 and signed by or on behalf of the PSC, the Class, the Plaintiffs, CorVel, and First NBC Bank, as Escrow Agent. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Settlement Agreement (“SA”) executed by or on behalf of the PSC, the Class, the Plaintiffs, and CorVel.
This letter constitutes notice by CorVel of the termination of the SA in accordance with the provisions of the SA. The Escrow Agent is hereby directed to disburse to CorVel in accordance with the instructions annexed hereto as Exhibit 1, the full amount of the Escrow Account, less any amount required to pay accrued taxes, fees, costs, and expenses pursuant to Paragraphs 6.1, 6.2, and 6.3 of the Escrow Agreement.
Very truly yours,

EXHIBIT B
ESCROW AGENT’S FEES
MONTHLY FEE: $250.00
MINIMUM FEE (over life of account): $2,500.00

LEGAL EXPENSES:	All legal expenses of the PSC, the Class, the Plaintiffs, and CorVel shall be borne by the PSC, the Class, and the Plaintiffs. Subject to Paragraph 5.3 of the Escrow Agreement, all legal expenses incurred by the Escrow Agent in rendering its services under the Escrow Agreement shall be paid for out of the Escrow Account.
Escrow Agent will provide up to three subaccounts for no additional charge. In the event more than three subaccounts are required, there will be an additional monthly charge of $25.00 per additional subaccount in excess of three.
THE ABOVE FEES AND EXPENSES WILL BE ASSESSED AND DEBITED AGAINST THE INCOME EARNED BY THE ESCROW ACCOUNT MONTHLY.

Exhibit 2
27TH JUDICIAL DISTRICT COURT FOR THE PARISH OF ST. LANDRY
STATE OF LOUISIANA

NO: 09-C-5244	DIVISION: “C”
GEORGE RAYMOND WILLIAMS M.D., ORTHOPAEDIC SURGERY, A
PROFESSIONAL MEDICAL, L.L.C.
Versus
S.I.F. CONSULTANTS OF LOUISIANA, ET AL.

FILED:

DEPUTY CLERK
ORDER OF PRELIMINARY APPROVAL OF PROPOSED SETTLEMENT

Except as otherwise expressly provided below or as context otherwise requires, all capitalized terms used in this Preliminary Order shall have the meanings and/or definition given them in the Settlement Agreement (“SA” or “Settlement Agreement”) entered into by or on behalf of the PSC, the Class, the Plaintiffs and Corvel on June 23, 2011. The original of the SA is filed in these proceedings as Exhibit A to the Joint Motion for Preliminary Approval of Proposed Settlement signed by or on behalf of the Class, the Plaintiffs and Corvel.
     On considering Joint Motion for Preliminary Approval of Proposed Settlement (“Motion”), the evidence submitted to the Court by the parties in support of their Motion, the record of these proceedings, the recommendation of Class Counsel, and the requirements of law, the Court finds, upon preliminary review, that: (1) this court has jurisdiction over the subject matter and the Parties; (2) the proposed Settlement is the result of arms-length negotiations between the Parties; (3) the proposed Settlement bears a probable, reasonable relationship to the claims alleged by the Plaintiffs and the litigation risks of Plaintiffs and the Class; and (4) the proposed settlement is within the range of possible judicial approval. Accordingly:
     IT IS HEREBY ORDERED THAT:
     (1) For settlement purposes only, and pursuant to La. Code of Civil Procedure 591(B)(3) and (B)(4), the Court conditionally certifies the following Class:
All medical providers, institutions, and facilities that have provided services to workers’ compensation patients pursuant to the Louisiana Workers’ Compensation Act, LSA-R.S. 23:1021 et seq., and whose bills have been discounted, adjusted, paid on a reduced basis, or otherwise paid at less than the billed amount pursuant to a Preferred Provider Agreement contracted with CorVel or owned or operated by CorVel.

     (2) For settlement purposes only, and pursuant to La. Code of Civil Procedure 591(B)(3) and (B)(4), the Court finds that the prerequisites of articles 591 and 592 of the Louisiana Code of Civil Procedure are satisfied and that, subject to final approval, the Class may be certified for settlement purposes only. Further, for purposes of the settlement only, it is determined that (a) the putative Class Members are so numerous that joinder of all such Class members is impracticable; (b) there are a number of questions of law and fact common in the Class which predominates over any individual questions affecting only individual Class Members; (c) a class action is superior to other available methods for the fair and efficient resolution of the controversy in that, among other reasons, it will avoid the need for costly individual adjudications of the Class Members’ claims, and, in the present circumstances, there will be no further litigation of the issues and no trial either of the Class Action against CorVel or its Affiliates of the Related Proceedings as to the Released Parties; (d) the claims and defenses of the Plaintiffs are typical of the claims and defenses of the Class; (e) the Plaintiffs have protected, and will fairly and adequately protect, the interest of the Class; (f) the Class is defined objectively in terms of ascertainable criteria, such that the Court may determine the constituency of the Class for the purposes of the conclusiveness of any judgment that may be rendered in this matter; (g) the interests of the individual Class Members in controlling the prosecution of separate actions is outweighed by the interests of the Class as a whole in bringing this matter to a successful conclusion via the proposed settlement. The Court recognizes that the Released Parties have preserved all of their defenses and objectives against and rights to oppose certification of the Class for litigation purposes, if the proposed settlement does not become Final in accordance with the Settlement Agreement and the Settlement Agreement is terminated for any reason.
     (3) Plaintiffs, George Raymond Williams, MD, Orthopedic Surgery, A Professional Medical, LLC and Southwest Louisiana Hospital Association d/b/a Lake Charles Memorial Hospital, are certified as Class Representatives, and Thomas File, Michael Cox, John Bradford, William Monk, Stephen Murray, Sr., Arthur Murray, Stephen Murray, Jr., and Patrick Morrow, as Class Counsel, on the condition that this certification for settlement purposes and any related designations shall be automatically vacated if the Settlement Agreement is terminated or is disapproved in whole or in part by the Court, any appellate court, or any of the Parties;
     (4) The Settlement Agreement and the settlement set forth therein, and all exhibits therefore, are preliminarily approved by the Court as being fair, reasonable, and adequate, entered into in good faith, free of collusion, and within the range of possible judicial approval.

     (5) Any certification by the Court of the Class is for settlement purposes only and shall not constitute, nor be construed as, an admission on the part of the Released Parties that class certification is appropriate pursuant to articles 591, et seq, of the Louisiana Code of Civil Procedure or any similar class action statute or rule. If the Settlement Agreement is not finally approved, terminate, or fails to be implemented for any reason, the conditional certification of the Settlement Class shall be null and void ab initio.
     (6) Unless otherwise expressly agreed in writing by the Class, the Plaintiffs, Class Counsel and counsel for Corvel, if the Effective Date does not occur, or in the event that the Settlement Agreement does not become effective as required by its terms for any other reason, any order entered by this Court pursuant to the Settlement Agreement (each a “Settlement Class Order”) shall become null and void, and the parties shall be restored to their respective positions status quo ante; in such event, all Settlement Orders shall have no force and effect, and may not be used or referred to for any purpose whatsoever.
     (7) A final approval hearing shall commence on the _____ day of ________, 2011 at ______ at the St. Landry Parish Courthouse, 118 South Court Street, Opelousas, LA 70570.
     (8) Subject to the Court’s consideration of additional evidence regarding the Class Settlement Notice at the final approval hearing, and based on the documents submitted to the Court in connection with preliminary approval, the Class Settlement Notice fully complies with the requirements of La. Code of Civil Procedure 594(A)(2) and due process, constitutes the best notice practicable under the circumstances, and is due and sufficient notice to all persons entitled to notice of the settlement of this lawsuit;
     (9) In further aid of the Court’s jurisdiction to implement and enforce the proposed settlement, all Class Members and each of their Affiliates shall be preliminarily enjoined and barred from instituting, maintaining, prosecuting or continuing to prosecute any and all actions and proceedings related to any Episode against the Related Parties, including by not limited to any and all contributions, indemnity, subrogation, breach of contract, statutory violation and/or tort claims by, on behalf of or through any Class Members and/or their Affiliates, either directly, representatively, derivatively, or in any other capacity, whether by a complaint, counterclaim, reconventional demand, defense, or otherwise, in any local, state, or federal court, or in any agency or other authority or forum wherever located. Any person or entity who knowingly violates such injunction shall pay attorneys’ fees and costs incurred by any Released Party as a result of the violation. Nothing in this paragraph shall be construed to preclude any proceedings in the Class Action itself necessary to obtain certification of the Class as Defined and final approval of the settlement embodied in the Settlement Agreement unless otherwise requested by Corvel or to prevent a Class Member from presenting objections to the Court regarding the Settlement Agreement in accordance with this Order.
     (10) All persons and entities who are included within the Class Definition and who submit a Request for exclusion that conforms to the terms of this Order may be excluded from the Class.
     (A) Any request to opt out of the Class must be postmarked no later than ________, 2011 and addressed to CorVel Exclusions, 723 Broad Street, Lake Charles, LA 70601.
     (B) A request to opt out of the Class must be in writing and state the name, address and phone number of the person(s) seeking to opt out. Each request must also contain a duly authorized and signed statement that: “I hereby request that I be excluded from the proposed Class in the Williams Class Action.” An opt out request that does not include all of the foregoing information, that is sent to an address other than the one designated in the Class Settlement Notice, or that is not sent within the time or in the manner specified, shall be invalid and the person or entity serving such a request shall be included as a Class Member and shall be bound by this settlement.
     (C) The PSC shall make best efforts to encourage the clients they represent in any Related Proceeding to remain a Class Member and not opt out of the Class. The PSC likewise acknowledge that each of them and t heir firms have an unwaivable conflict of interest in representing any Opt-Out Party.
     (D) Class Counsel shall forward copies of all reports for exclusion to counsel for Corvel no later than ten (10) days after the deadline for class members to submit such requests.
     (E) All persons and entities who are included within the Class Definition and who properly file a timely written request to opt out of the settlement shall be excluded from the Class, shall have no rights as Class Members pursuant to the Settlement Agreement, and shall receive no payments pursuant to the Settlement Agreement.
     (11) Any Class Member who objects to the settlement may appear in person or through counsel, at his or her own expense, at the final approval hearing to present any evidence or argument that may be proper and relevant. No Class Member shall he heard and no papers, briefs, pleadings, or other documents submitted by any such Class Member shall be received and considered by the Court unless, no later than ______________, 2011, such Class Member both files with the Court and mails to Class Counsel and counsel for Corvel, a written objection that includes (a) notice of intent to appear, (b) proof of membership in the Class and, (c) the specific grounds for the objection and any reasons why such Class Member desires to appear and be heard, as well as all documents, writings or materials that such Class Member desires the Court to consider. Any Class Member who fails to object in the manner prescribed herein shall be deemed to have waived his or her objections and forever be barred from making any such objections in this action or in any other action, proceeding or appeal.
     (12) Patrick A. Juneau is appointed as Special Master, pursuant to La. R.S. 13:4165, to assist the Court, in cooperation and coordination with Class Counsel, to: (i) establish proposed allocations for each Class Member, (ii) prepare a proposed plan for distribution of the proposed allocations, (iii) submit to the court a report on the above, along with recommendations for the Court’s consideration in proceeding with the allocation and distribution process following the Effective Date, and (iv) engage such staff, deputies and experts as reasonably necessary and conduct such hearings as may be necessary and appropriate to carry out his duties.
     (13) The form and execution of the Escrow Agreement and the nomination of First NBC Bank as the Escrow Agent are hereby approved.
     (14) The accounting firm of Bourgeois Bennett, LLC, CPAs, shall serve as the Court Appointed Disbursing Agent in connection with this settlement under the supervision of the Court or its designee, and as such, is hereby charged with the responsibility, in conjunction with the Special Master, of maintaining records pertaining to receipts and the computerized generation and preparation of all data regarding evaluation of claims; managing the financial aspects of the eventual disbursement of the Class Settlement Fund, and administering, with the Escrow Agent, the Class Settlement Fund, subject in all respects to further orders and direction of the Court;
     (15) Class Counsel and counsel for Corvel are hereby authorized to use all reasonable procedures in connection with approval and administration of the settlement that are not materially inconsistent with this Order or the Settlement Agreement, including making, without further approval of the Court, minor changes to the form or content of the Class Settlement Notice, the Notice Plan, the Mailed Summary Notice, the Publication Summary Notice, the Detailed Notice, or any exhibits to the Settlement Agreement that the parties jointly agree are reasonable or necessary.

Thus done and signed this _____ day of ____________, 2011, Opelousas, Louisiana.

HONORABLE ALONZO HARRIS
JUDGE, 27TH JUDICIAL DISTRICT COURT

Exhibit 4
NOTICE PROCEDURE
Except as otherwise expressly provided below or as the context otherwise requires, all capitalized terms used in this Exhibit 4—Notice Procedure shall have the meanings and/or definitions given them in the Settlement Agreement to which this Exhibit 4—Notice Procedure is attached.
          Notices to Providers purportedly required under La. R.S. 40:2203.1 shall be provided pursuant to the following procedure:
1.	Prior to allowing a client to access a PPO Agreement owned, operated or contracted with CorVel,, CorVel will instruct its client in writing to send Providers written notice at the time an initial request for authorization to treat a patient is requested by a provider that a PPO Agreement owned, operated or contracted with CorVel network will be accessed to discount the provider’s services under the terms of the PPO Agreement. Additionally, CorVel will amend its existing PPO agreements and will require all new PPO Agreements entered into with a Provider to include language similar to “CorVel will require its clients utilizing PPO discounts in Louisiana to send Provider written notice that a PPO Agreement owned, operated or contracted with CorVel will be accessed with respect to the work related accident for which authorization to treat is sought by the Provider at the time Provider seeks its initial authorization to treat the injured worker.”

2.	To the extent that CorVel maintains a website or other electronic format for its contracted providers, it shall include current listing of all entities that have contracted to access CorVel’s network in Louisiana.

3.	CorVel will be deemed to be in compliance with this Settlement Agreement if CorVel complies with its obligations under Paragraph 1. With respect to CorVel’s clients and/or parties accessing a PPO agreement owned, operated or contracted with CorVel, such client and/or party accessing a CorVel PPO agreement will be deemed to be in compliance with this Settlement Agreement if it complies with the notice obligations to the provider as set forth in Paragraph1.

4.	It is expressly understood that written notice required pursuant to this Settlement Agreement shall not be required where no prior authorization for treatment is sought by the provider. Where no prior authorization is sought by the provider, this Settlement Agreement shall preclude any claim against CorVel, its clients, and or parties accessing a PPO agreement owned, operated or contracted with CorVel for a claim for violation of the notice requirements of La. R.S. 40:2203.1.

5.	The agreed to settlement procedure outline herein shall serve between the parties as any and all notice required to the provider under the Louisiana Willing Provider Act, La. R.S. 40:2201, et seq., unless and until such time as the Act is repealed or the notice requirements of the Act are substantially altered.

Exhibit 5
RECEIPT, RELEASE, AND CONFIRMATION OF SETTLEMENT AGREEMENT
(Class Member)
NOTICE! NOTICE! NOTICE! NOTICE! NOTICE! NOTICE!
PLEASE BE ADVISED THAT THE ENDORSEMENT AND/OR DEPOSIT OF THE ENCLOSED ALLOCATION CHECK SHALL CONSTITUTE THE BINDING AGREEMENT OF THE PERSON OR ENTITY TO WHOM SUCH CHECK IS MADE PAYABLE (“Releasor”) TO THE FOLLOWING:
     1. Except as otherwise expressly provided herein or as the context otherwise requires, all capitalized terms used in this Receipt, Release, and Confirmation of Settlement Agreement shall have the meanings and/or definitions given them in the Settlement Agreement entered into by or on behalf of the PSC, the Class, the Plaintiffs, and CorVel, and approved by the 27thth Judicial District Court in and for the Parish of St. Landry, Louisiana, on _______, 2011 in those proceedings entitled “George Raymond Williams, M.D., Orthopaedic Surgery, A Professional Medical L.L.C.. v. S.I.F. Consultants., et al.,” Suit No. 2009-C-5944, Div. “C,” on the docket of such court. Such Settlement Agreement is hereinafter referred to as the “SA”. The SA, Court-ordered notices, other Court orders, and related documents may be found at the following website: ____________. Generally speaking, the enclosed allocation check is being provided to Releasor because of the settlement of certain Class claims based on alleged deficiencies in the provision of notices related to preferred provider discounts in Louisiana. More details regarding the settlement can be found in the controlling settlement documents (copies of which may be found at the foregoing website).
     2. Releasor is a Class Member. Releasor’s S.S.N./T.I.N. is                                           ), and Releasor’s permanent mailing address is                                                                                                                                                                                                                .
     3. Releasor hereby acknowledges receipt of $ from the Class Settlement Fund in full and final settlement of all claims based on Liability, that Releasor may have against any one or more of the Released Parties.
     4. Without limiting the foregoing, Releasor hereby releases and forever discharges all Liability, and each and all claims based thereon that Releasor may have against any one or more of the Released Parties. Releasor also agrees to hold the Released Parties harmless from and defend them against any claims or cross-claims for indemnity or contribution and/or any claims by any person who or which derives or obtains any right or claim from or through Releasor (e.g., subrogation claims by worker’s compensation insurers, employers, and/or health care providers, heirs, relatives and/or custodians). Releasor further subjects Releasor to the jurisdiction of the Court for any and all purposes necessary or desirable in order to effectuate the settlement embodied in the SA.
     5. Releasor hereby acknowledges and confirms that: (a) Releasor has been given an opportunity to read and review a complete copy of the SA, (b) the pages from the SA setting forth the definition of Liability, have been brought to the particular attention of Releasor and Releasor has had the opportunity to read them before executing this Release, Receipt and Confirmation of Settlement Agreement, (c) Releasor is bound by all of the terms, conditions, and obligations contained in the SA, including, without limitation, any indemnification/hold harmless/defense obligations imposed on Class Members in the SA, (d) any questions that Releasor may have had regarding the intent, effect and meaning of the SA and this Release, Receipt and Confirmation of Settlement Agreement (including, without limitation, the definition of the Liability being released and discharged hereby and the obligations imposed by the SA) have been answered to Releasor’s satisfaction by Releasor’s lawyer or a lawyer for the Class, and (e) Releasor is satisfied that the settlement embodied in the SA and this Release, Receipt and Confirmation of Settlement Agreement insofar as it relates to Releasor’s rights, claims, and obligations (including, without limitation, the monetary settlement received as set forth above) is fair and adequate.
     6. Releasor acknowledges that Releasor fully understands the nature of the claims released and the obligations undertaken by the Releasor herein and/or in the SA.
SHOULD THE PERSON OR ENTITY TO WHOM THE ENCLOSED ALLOCATION CHECK IS MADE PAYABLE NOT AGREE TO THE FOREGOING, THE ALLOCATION CHECK SHOULD NOT BE ENDORSED OR DEPOSITED. INSTEAD, THE ALLOCATION CHECK SHOULD BE RETURNED TO THE FOLLOWING ADDRESS: ____________________.
The front of each allocation check shall bear the following inscription:
Full Settlement of Liability.
The back of each allocation check shall bear the following inscription:
Enclosed in the envelope with this allocation check is a written document entitled Receipt, Release, and Confirmation of Settlement Agreement (“Release”). Please be advised that your endorsement and/or deposit of this allocation check constitutes your binding acknowledgment of your receipt of the Release and your binding agreement to the terms and conditions set forth in the Release, including, without limitation, your release of certain claims. If you have any questions, call 1-800-__-_____ or write to class counsel at                                                              ____ before you endorse or deposit this allocation check.